UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2026

Core Molding Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-12505	31-1481870
(State or other jurisdiction incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Manor Park Drive, Columbus, Ohio		43228-0183
(Address of principal executive office)		(Zip Code)
Registrant’s telephone number, including area code: (614) 870-5000
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	CMT	NYSE American LLC
Preferred Stock purchase rights, par value $0.01	N/A	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

As previously disclosed, effective June 1, 2026, David L. Duvall resigned from the board of directors (the “Board”) of Core Molding Technologies, Inc (the “Company”). In connection with Mr. Duvall’s resignation, on June 5, 2026, the Board appointed Eric Palomaki, the Company’s President & Chief Executive Officer, to fill the vacancy created by Mr. Duvall’s resignation.

The Company is not aware of any family relationships among Mr. Palomaki or any arrangements or understandings pursuant to which those persons have been, or are to be, selected as a director or executive officer of the Company, other than arrangements or understandings with directors or executive officers acting solely in his capacity as executive officer. There are no related party transactions between the Company and Mr. Palomaki reportable under Item 404(a) of Regulation S-K.

Mr. Palomaki has not been assigned to any committee of the Board at this time, with any committee assignment to occur at a later date. Mr. Palomaki will not receive any additional compensation as a result of his service as a director.

Amended and Restated Palomaki Employment Agreement

On June 5, 2026, Company and Mr. Palomaki entered into an Amended and Restated Employment Agreement, effective June 1, 2026 (the “Amended Employment Agreement”), in connection with his appointment as President & Chief Executive Officer.

Pursuant to the terms of the Amended Employment Agreement, Mr. Palomaki is entitled to a base salary of $525,000 (the “Base Salary”). In addition to the Base Salary, Mr. Palomaki shall be eligible for (i) an initial equity grant comprised of 20,000 shares of restricted stock, which shall vest in equal installments over a three-year period, (ii) annual short-term incentive payment (“STIP”) based on a target percentage of one hundred percent (100%) of his Base Salary, and (iii) annual long-term incentive awards based on a target percentage of two hundred percent (200%) of his Base Salary, subject to terms and conditions set forth in the Company’s 2021 Long-Term Equity Incentive Plan (as amended, the “Plan”) and the applicable award agreements. Mr. Palomaki is also entitled under the Amended Employment Agreement to certain standard benefits, including vacation, sick leave, and life and long and short-term disability insurance. The Amended Employment Agreement does not have fixed term and will remain in effect until terminated in accordance with its terms.

Pursuant to the Amended Employment Agreement, Mr. Palomaki is entitled to certain benefits upon the termination of the Amended Employment Agreement, subject to Mr. Palomaki entering into an irrevocable general waiver and release of claims at the time of termination: (i)

•In the event the Amended Employment Agreement is terminated by the Company without Cause, by Mr. Palomaki for Good Reason or upon his Qualified Retirement, Mr. Palomaki will be entitled to receive (i) the Accrued Obligations (as defined in the Amended Employment Agreement) and (ii) an amount equal to four (4) times his Base Salary. Mr. Palomaki will forfeit any unvested awards of equity under the Plan.

•In the event the Amended Employment Agreement is terminated due to death or Disability, Mr. Palomaki will be entitled to receive (i) the Accrued Obligations, (ii) a pro-rata amount of the his STIP for the calendar year of termination, and (iii) accelerated vesting of all equity or other compensation granted to Mr. Palomaki under the Plan and a cash payment equal to the market value of such shares determined using the 20-trading day average closing price of Company’s common stock as of the date of termination.

Under the terms of the Amended and Restated Employment Agreement, Mr. Palomaki is subject to restrictive covenants, during and for specified periods following termination of employment, relating to non-solicitation of employees of the Company for two years following termination, as well as confidentiality restrictions and a non-disparagement covenant.

The description of the Amended Employment Agreement is qualified in its entirety by reference to the complete text and exhibits of the Amended Employment Agreement, which has been filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement between Mr. Palomaki and the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORE MOLDING TECHNOLOGIES, INC.

Date: June 5, 2026	By:	/s/ Alex J. Panda
	Name:	Alex J. Panda
	Title:	Executive Vice President, Treasurer, Secretary and Chief Financial Officer